UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 3, 2010

CORNERSTONE HEALTHCARE PLUS REIT, INC.
 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400
Irvine, California 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 8.01	OTHER EVENTS

On September 3, 2010, through a wholly-owned subsidiary, we purchased an assisted living facility, Terrace at Mountain Creek, located in Chattanooga, TN. The facility was purchased, from an affiliate of Wilkinson Real Estate, a non-related party, for a purchase price of approximately $8.5 million. The acquisition includes a $1.0 million earn-out provision.  Wilkinson Real Estate may exercise the earn-out provision at any point during the first three years after closing. The earn out amount value will be calculated based on the excess of trailing six month net operating income, capped at 10%, over the purchase price. The acquisition was funded with proceeds raised from our ongoing public offering and proceeds from a mortgage loan from an unaffiliated lender.

The Terrace at Mountain Creek facility is approximately 110,000 square feet, consisting of 116 units, including 42 independent living units, 61 assisted living units and 13 memory care units.  The facility is operated and will continue to be operated by Good Neighbor Care (“GNC”). GNC is a large United States senior housing operator, managing 52 assets across the United States.

Terrace at Mountain Creek is located near Signal Mountain, just west across the Tennessee River from downtown Chattanooga, Tennessee.  Signal Mountain is known as a high end submarket in Chattanooga.  Chattanooga is the fourth largest city in Tennessee, with a population of roughly 500,000.  The city is strategically located two hours from each of Atlanta, Nashville, Birmingham and Knoxville.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

99.1	Press Release dated September 8, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE HEALTHCARE PLUS REIT, INC.

Dated: September 8, 2010	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer